UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015 (January 12, 2015)

Energy Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577

(Address if Principal Executive Offices)(Zip Code)

510-483-7370

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2015, Energy Recovery, Inc. (the “Company”) and its President and Chief Executive Officer, Thomas S. Rooney, Jr., entered into an amendment (the “Amendment”) to that certain offer letter dated February 14, 2011 (the “Agreement”) which was previously disclosed by the Company in a Current Report on Form 8-K filed on February 15, 2011. Under the terms of the Amendment, Mr. Rooney will resign as a member of the Board of Directors and any of its subsidiaries effective January 13, 2015. Mr. Rooney will continue to serve as Chief Executive Officer until his successor is named (the “Transition Period”) and thereafter immediately resign. Mr. Rooney’s resignation as a member of the Board of Directors was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Rooney will continue to receive full salary and benefits through March 31, 2015, even if a successor is named before such a date. In addition to the Additional Benefits, which includes a lump sum payment and certain accelerated equity vesting, provided for in the Agreement, and subject to the terms of the Amendment, Mr. Rooney will assume an advisory role to the Company under an agreed upon consulting agreement for a period of eighteen months unless terminated sooner pursuant to its terms. A copy of the draft consulting agreement is filed herewith as Exhibit 10.2.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Amendment is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 5.02.

Item 9.01     Financial Statements and Exhibits

Exhibit Number	Description
10.1	Amendment to Offer Letter, dated as of January 12, 2015
10.2	Draft Consulting Agreement
99.1	Press Release dated January 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	January 13, 2015	/s/ Juan Otero
Juan Otero
(Corporate Counsel and Secretary)

INDEX TO EXHBITS

Exhibit Number	Description
10.1	Amendment to Offer Letter, dated as of January 12, 2015
10.2	Draft Consulting Agreement
99.1	Press Release dated January 13, 2015